Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Company revises 2012 earnings guidance to a range of $1.20 to $1.30 per share

TAMPA, Aug. 2, 2012 — TECO Energy, Inc. (NYSE: TE) today reported second quarter net income of $73.1 million, or $0.34 per share, compared with $77.5 million, or $0.36 per share, in the second quarter of 2011.

Year-to-date net income and earnings per share were $123.6 million, or $0.58 per share, in 2012, compared with $129.2 million, or $0.60 per share, in the same period in 2011.

TECO Energy President and Chief Executive Officer John Ramil said, “Our results this quarter reflect better growth at our Florida utilities, and the current challenging coal markets. Our Florida utilities are benefiting from continued improvement in the state and local economies with the strongest customer growth in more than three years, but weather has not been our friend this year.”

Non-GAAP Results

There were no non-GAAP adjustments to net income in the second quarter or year-to-date periods of 2012 or 2011, or the 12 months ended June 30, 2012.

The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release for the 12-months-ended 2011 period. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2012	2011	2012	2011	2012	2011
Net income attributable to TECO Energy	$73.1	$77.5	$123.6	$129.2	$267.0	$236.9
Non-GAAP Results	$73.1	$77.5	$123.6	$129.2	$267.0	$252.2

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

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Segment Information	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)
Net Income (loss)	2012	2011	2012	2011	2012	2011
Tampa Electric	$52.0	$58.4	$83.4	$90.0	$196.1	$193.9
Peoples Gas System	9.0	5.9	20.0	20.6	32.0	31.7
TECO Coal	12.2	15.8	22.0	24.0	49.5	39.5
TECO Guatemala	7.4	5.6	14.0	11.9	24.5	32.6
Parent & other	(7.5)	(8.2)	(15.8)	(17.3)	(35.1)	(60.8)

Net income attributable to TECO Energy	$73.1	$77.5	$123.6	$129.2	$267.0	$236.9

Operating Company Results

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric reported net income for the second quarter of $52.0 million, compared with $58.4 million for the same period in 2011. Results for the quarter reflected a 1.3% higher average number of customers, lower base revenues due to milder weather, and higher depreciation and operations and maintenance expenses.

Total degree days in Tampa Electric’s service area in the second quarter of 2012 were 5% above normal, but 6% below the same period in 2011. Pretax base revenue was approximately $9.0 million lower than in 2011, primarily reflecting the wet and mild June weather after above-normal cooling degree days in April and May. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing cycle measurement, decreased 2.3% in the second quarter of 2012 compared to the same period in 2011. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period. Milder weather in the 2012 period reduced sales to residential customers. Energy sales to industrial-phosphate customers increased due to the transfer of certain load from self-generation to Tampa Electric’s system. Sales to commercial and other industrial customers increased due to improvements in the Florida economy.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, increased $1.6 million, reflecting lower generating system maintenance expenses and lower bad-debt expense more than offset by higher pension and other employee benefit expenses. Depreciation and amortization expense increased $2.7 million due to additions to facilities to serve customers.

Year-to-date net income was $83.4 million, compared with $90.0 million in the 2011 period, driven primarily by lower energy sales due to milder weather, partially offset by 1.1% higher average number of customers, and higher depreciation and operations and maintenance expenses.

Year-to-date total degree days in Tampa Electric’s service area were 7% above normal, but slightly below the prior year-to-date period, reflecting mild weather in January, February and June offset by above-normal cooling degree days in March, April and May. Pretax base revenue was $7 million lower than in 2011, primarily reflecting lower sales to residential customers from the milder weather and voluntary conservation that typically occurs during periods without extreme weather.

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In the 2012 year-to-date period, total net energy for load was essentially unchanged compared to the same period in 2011. Milder weather reduced sales to higher-margin residential customers, while sales to commercial and industrial-other sales were higher. Sales to interruptible industrial-phosphate customers increased due to the factors described above. Higher sales to commercial and industrial-other customers reflect the improvements in the Florida economy.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, increased $1.5 million reflecting the same factors as the second quarter. Compared to the 2011 year-to-date period, depreciation and amortization expense increased $4.2 million, reflecting additions to facilities to serve customers.

Peoples Gas

Peoples Gas reported net income of $9.0 million for the second quarter, compared with $5.9 million in the same period in 2011. Quarterly results reflect a 1.2% higher average number of customers, higher sales to residential customers due to customer growth and increased sales volumes to commercial and interruptible industrial customers due to improved economic conditions. Non-fuel operations and maintenance expense decreased $2.5 million compared to the 2011 period, when operations and maintenance expenses included $2.1 million related to legal expenses associated with environmental contamination claims.

Peoples Gas reported net income of $20.0 million for the year-to-date period, compared with $20.6 million in the same period in 2011. Results reflect a 1.0% higher average number of customers, but lower usage by residential customers due to the unusually mild winter weather in the first quarter. Lower off-system sales volumes reflect the addition of new interstate pipeline capacity in 2011. Gas transported for power generation customers increased over the 2011 year-to-date period due to lower natural gas prices, which made it more economical to use natural gas for power generation. Non-fuel operations and maintenance expense decreased $1.7 million compared to the 2011 period, driven primarily by the same factors as in the second quarter.

TECO Coal

TECO Coal achieved second quarter net income of $12.2 million on sales of 1.6 million tons, compared with $15.8 million on sales of 2.1 million tons in the same period in 2011. Lower sales volumes in the 2012 quarter reflect the current coal market conditions and the timing of specialty coal shipments.

In 2012, second quarter results reflect an average net per-ton selling price, excluding transportation allowances, of slightly more than $94 per ton, almost 6% higher than in 2011, but below prior guidance due to a sales mix that was more heavily weighted to steam coal in the quarter due to the timing of metallurgical coal shipments. In the second quarter of 2012, the all-in total per-ton cost of production increased to slightly more than $84 per ton, which is below the middle of the cost guidance range previously provided. Compared with the 2011 period, the increased cost of production in the second quarter was driven by spreading fixed costs over fewer tons and higher surface mining costs due to increased diesel fuel usage as a result of trucking coal and overburden further due to the lack of new surface-mine permits. These factors were partially offset by reduced overtime and lower contract miner costs in 2012. TECO Coal’s effective income tax rate in the second quarter of 2012 was 25%, compared with 24% in the 2011 period.

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TECO Coal recorded year-to-date net income of $22.0 million on sales of 3.0 million tons in 2012, compared with $24.0 million on sales of 4.1 million tons in the 2011 period. Lower sales volumes in the 2012 year-to-date period reflect the current coal market conditions. The 2012 year-to-date average net per-ton selling price was $95 per ton, compared with $85 per ton in 2011, and the all-in total per-ton cost of production was almost $86 per ton compared with $78 per ton in 2011. In addition to the same cost factors as the second quarter, the 2012 year-to-date cost of production reflects costs incurred in the first quarter associated with idling a section of a mine and other costs associated with reducing production. TECO Coal’s effective income tax rate was 25%, compared with 22% in the 2011 year-to-date period.

TECO Guatemala

TECO Guatemala reported second quarter net income of $7.4 million in 2012, compared with $5.6 million in the 2011 period. Year-to-date 2012 net income was $14.0 million, compared with $11.9 million in the 2011 period. Results in the second quarter reflect higher contract and spot energy sales at the San José Power Station and lower operating expenses. Year-to-date results reflect lower contract and spot energy sales at the San José Power Station due to lower unit availability in the first quarter, but at higher prices than the 2011 period, and lower operating expenses.

Parent & other

The cost for Parent & other in the second quarter of 2012 was $7.5 million, compared with a cost of $8.2 million in the same period in 2011. The year-to-date Parent & other cost was $15.8 million in 2012, compared with $17.3 million in the 2011 period. Results for the 2012 quarter and year-to-date periods reflect lower interest expenses as a result of mid-year 2011 debt retirement, and higher earnings from the Seacoast Gas Transmission LLC, which are recorded in Parent & other.

2012 Guidance and Business Drivers Update

Based on year-to-date actual results and expectations for the remainder of the year, TECO Energy is revising its 2012 earnings per share guidance to a range of $1.20 to $1.30, excluding charges and gains, and is updating its business drivers as discussed below.

Tampa Electric and Peoples Gas expect customer growth to continue to be in line with the trends experienced in the first half of 2012, and the forecast assumes normal weather for the remaining five months of the year. Based on the unfavorable effects of mild weather through July, Tampa Electric expects to earn near the bottom of its allowed return on equity range. Due to a new rate design implemented in its 2009 base rate proceeding, Peoples Gas is less weather sensitive and expects to earn near the middle of its allowed return on equity range.

TECO Coal now expects 2012 sales of between 6.0 million and 6.3 million tons at an average selling price across all products of about $96 per ton. The lower coal sales are driven primarily by an expectation that the unsold tons included in the previous sales forecast will not be sold. All of the expected 2012 sales are under contract. The selling price will average more than $97 per ton over the remainder of the year due to the timing of metallurgical coal shipments in the second half of the year. The 2012 product mix is now expected to be about 45% specialty coal, reflecting lower PCI coal sales. The cost of production is expected to remain within the previously provided cost range of $83 and $87 per ton as a result of cost-control efforts. TECO Coal’s effective income tax rate is expected to be about 25% for the full year.

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The guidance assumes normal operations for the Alborada and San José power stations in Guatemala; however, the planned extended outage for a turbine rotor replacement at the San José Power Station, which is expected to reduce 2012 net income about $4 million compared with 2011, is scheduled for the fourth quarter.

This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as continuation of the current conditions in the Florida economy and housing markets, weather and customer usage at the Florida utilities, and the timing of contracted deliveries and production costs at TECO Coal.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation	3 months ended		6 months ended		12 months ended
(millions)	June 30		June 30		June 30
	2012	2011	2012	2011	2012	2011
GAAP net income attributable to TECO Energy	$73.1	$77.5	$123.6	$129.2	$267.0	$236.9

Add parent debt extinguishment cost	—	—	—	—	—	13.2
Exclude gain on sale of DECA II	—	—	—	—	—	(21.0)
Add taxes on repatriated cash	—	—	—	—	—	24.9
Exclude recovery of fees related to McAdams Power Station sale	—	—	—	—	—	(1.8)
Total charges and gains	—	—	—	—	—	15.3

Non-GAAP results	$73.1	$77.5	$123.6	$129.2	$267.0	$252.2

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are excluded or included from the most directly comparable GAAP measure.

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Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its second quarter results and outlook for the remainder of 2012 at 9:00 am Eastern time, Thursday, Aug. 2, 2012. The webcast will be accessible through the link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternative fuels used for power generation affecting demand for TECO Coal’s thermal coal production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions; commodity prices; operating cost and environmental or safety regulations affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability to complete the scheduled 2012 outage at the San José Power Station on time and on budget; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2011.

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Summary Information as of June 30, 2012

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2012	2011	2012	2011	2012	2011
Revenues	$788.4	$885.7	$1,518.4	$1,681.8	$3,180.0	$3,358.7

Net income attributable to TECO Energy	$73.1	$77.5	$123.6	$129.2	$267.0	$236.9

Earnings per share attributable to TECO Energy – basic	$0.34	$0.36	$0.58	$0.60	$1.24	$1.10

Earnings per share attributable to TECO Energy – diluted	$0.34	$0.36	$0.57	$0.60	$1.24	$1.10
Average common shares outstanding – basic	214.3	213.6	214.1	213.3	214.0	213.1
Average common shares outstanding – diluted	215.2	215.2	215.3	215.1	215.2	214.9

Contact:	News Media: Cherie Jacobs - (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

June 2012

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,		Twelve Months Ended Jun. 30,
(millions except share data)	2012	2011	2012	2011	2012	2011

Revenues
Regulated electric and gas	$600.3	$656.5	$1,156.6	$1,243.6	$2,382.7	$2,544.6
Unregulated	188.1	229.2	361.8	438.2	797.3	814.1

Total revenues	788.4	885.7	1,518.4	1,681.8	3,180.0	3,358.7

Expenses
Regulated operations
Fuel	167.9	194.2	325.4	339.1	717.8	738.6
Purchased power	31.2	43.9	59.4	71.1	114.2	144.3
Cost of natural gas sold	36.4	54.1	78.0	136.1	152.2	245.2
Other	85.6	82.1	168.9	160.4	331.3	346.1
Operation other expense
Mining related costs	99.1	130.7	188.5	254.7	441.8	482.2
Guatemalan power generation	20.4	22.7	39.6	42.8	79.6	75.0
Other	1.1	1.7	3.7	3.1	8.3	6.5
Maintenance	43.8	48.5	87.8	97.3	173.7	189.5
Depreciation and amortization	84.2	81.2	167.2	161.0	330.7	319.0
Recoveries from previously impaired assets	0.0	0.0	0.0	0.0	0.0	(2.9)
Taxes, other than income	57.1	55.5	113.1	114.2	224.1	224.9

Total expenses	626.8	714.6	1,231.6	1,379.8	2,573.7	2,768.4

Income from operations	161.6	171.1	286.8	302.0	606.3	590.3

Other income (expense)
Allowance for other funds used during construction	0.5	0.3	0.9	0.6	1.4	1.1
Other income	1.9	1.5	3.9	3.0	10.1	54.8
Loss on debt extinguishment	0.0	0.0	0.0	0.0	0.0	(22.5)
Income from equity investments	0.0	0.0	0.0	0.0	0.0	3.4

Total other income	2.4	1.8	4.8	3.6	11.5	36.8

Interest charges
Interest expense	50.3	51.3	100.9	104.1	202.4	218.2
Allowance for borrowed funds used during construction	(0.3)	(0.1)	(0.5)	(0.3)	(0.8)	(0.6)

Total interest charges	50.0	51.2	100.4	103.8	201.6	217.6

Income before provision for income taxes	114.0	121.7	191.2	201.8	416.2	409.5
Provision for income taxes	40.9	44.1	67.5	72.5	148.9	172.2

Net income	73.1	77.6	123.7	129.3	267.3	237.3
Less: Net income attributable to noncontrolling interest	0.0	(0.1)	(0.1)	(0.1)	(0.3)	(0.4)

Net income attributable to TECO Energy	$73.1	$77.5	$123.6	$129.2	$267.0	$236.9

Average common shares outstanding - basic (millions)	214.3	213.6	214.1	213.3	214.0	213.1
Average common shares outstanding - diluted (millions)	215.2	215.2	215.3	215.1	215.2	214.9

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.34	0.36	0.58	0.60	1.24	1.10
Earnings per share attributable to TECO Energy — diluted	0.34	0.36	0.57	0.60	1.24	1.10

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Jun. 30, 2012	Dec. 31, 2011

Assets
Current assets
Cash and cash equivalents	$117.4	$44.0
Restricted cash	14.2	8.7
Receivables	330.5	327.7
Inventories at average cost
Fuel	166.1	136.8
Materials and supplies	88.8	87.3
Derivative assets	0.7	0.9
Income tax receivables	0.1	0.6
Deferred income taxes	43.1	72.7
Prepayments and other current assets	43.5	31.9
Regulatory assets	83.2	87.3

Total current assets	887.6	797.9

Property, plant and equipment
Utility plant in service
Electric	6,821.3	6,731.7
Gas	1,197.2	1,169.9
Construction work in progress	284.0	247.4
Other property	438.4	432.3

Property plant and equipment at original cost	8,740.9	8,581.3
Accumulated depreciation	(2,718.3)	(2,613.5)

Total property, plant and equipment, net	6,022.6	5,967.8

Other assets
Regulatory assets	351.1	364.5
Goodwill	55.4	55.4
Derivative assets	0.1	0.0
Deferred charges and other assets	133.8	136.6

Total other assets	540.4	556.5

Total assets	$7,450.6	$7,322.2

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$256.4	$374.9
Non-recourse	11.2	11.2
Notes payable	20.0	0.0
Accounts payable	207.2	252.3
Other current liabilities	17.2	17.2
Customer deposits	161.4	159.5
Derivative liabilities	40.5	58.4
Interest accrued	42.8	39.3
Taxes accrued	51.5	20.7
Regulatory liabilities	83.4	86.2

Total current liabilities	891.6	1,019.7

Other liabilities
Deferred income taxes	178.9	150.8
Investment tax credits	9.9	10.0
Regulatory liabilities	654.1	647.8
Derivative liabilities	3.9	8.6
Deferred credits and other liabilities	522.4	530.8
Long-term debt, less amount due within one year
Recourse	2,878.4	2,665.0
Non-recourse	16.7	22.3

Total other liabilities	4,264.3	4,035.3

Total liabilities	5,155.9	5,055.0
Capital
Common equity	216.6	215.8
Additional paid in capital	1,557.1	1,553.4
Retained earnings	547.9	519.4
Accumulated other comprehensive (loss)	(27.3)	(22.0)

TECO Energy stockholders’ equity	2,294.3	2,266.6
Noncontrolling interest	0.4	0.6

Total capital	2,294.7	2,267.2

Total liabilities and capital	$7,450.6	$7,322.2

Book Value Per Share	$10.59	$10.50

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,		Twelve Months Ended Jun. 30,
(millions)	2012	2011	2012	2011	2012	2011

Cash flows from operating activities
Net income	$73.1	$77.6	$123.7	$129.3	$267.3	$237.3

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	84.2	81.2	167.2	161.0	330.7	319.0
Deferred income taxes	38.6	41.8	63.4	69.0	140.3	159.3
Investment tax credits	(0.1)	(0.1)	(0.1)	(0.2)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.5)	(0.3)	(0.9)	(0.6)	(1.4)	(1.1)
Non-cash stock compensation	2.8	2.2	5.3	4.2	10.3	8.1
Gain on sales of business / assets, pretax	(0.1)	(0.2)	(0.1)	(0.3)	(0.2)	(39.3)
Noncash debt extinguishment, pretax	0.0	0.0	0.0	0.0	0.0	1.3
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	0.0	0.0	0.0	0.0	8.1
Deferred recovery clause	7.6	(20.6)	(12.9)	6.3	(28.2)	48.4
Receivables, less allowance for uncollectibles	(52.1)	(38.1)	(2.8)	(2.0)	5.0	24.1
Inventories	(21.3)	9.7	(30.8)	13.8	(21.1)	9.2
Prepayments and other current assets	(13.8)	(5.4)	(11.6)	(3.5)	(10.9)	(2.0)
Taxes accrued	17.4	12.6	31.3	22.3	3.3	0.0
Interest accrued	(17.1)	(17.3)	3.5	4.6	(0.7)	(5.4)
Accounts payable	(28.6)	16.5	(26.9)	(34.6)	(35.0)	(22.9)
Other	(8.6)	(2.7)	(2.9)	17.5	13.7	(20.1)

	81.5	156.9	305.4	386.8	672.7	723.6

Cash flows from investing activities
Capital expenditures	(123.5)	(107.3)	(240.9)	(200.2)	(494.9)	(414.9)
Allowance for other funds used during construction	0.5	0.3	0.9	0.6	1.4	1.1
Net proceeds from sale of business / assets	0.0	0.3	0.0	2.9	0.6	185.2
Contributions to unconsolidated affiliates	0.0	0.0	0.0	0.0	0.0	(0.4)
Other investments	0.0	0.0	0.0	14.4	0.0	(0.4)

	(123.0)	(106.7)	(240.0)	(182.3)	(492.9)	(229.4)

Cash flows from financing activities
Dividends	(47.6)	(46.3)	(95.1)	(90.4)	(187.9)	(178.4)
Proceeds from sale of common stock	2.9	3.6	3.2	5.4	4.8	10.3
Proceeds from long-term debt	290.3	0.0	290.3	0.0	290.3	117.7
Repayment of long-term debt / Purchase in lieu of redemption	(121.4)	(66.6)	(210.1)	(144.6)	(219.1)	(434.2)
Dividend to noncontrolling interest	(0.3)	(0.6)	(0.3)	(0.6)	(0.3)	(0.6)
Net increase (decrease) in short-term debt	(24.0)	32.0	20.0	20.0	(12.0)	(45.0)

	99.9	(77.9)	8.0	(210.2)	(124.2)	(530.2)

Net increase (decrease) in cash and cash equivalents	58.4	(27.7)	73.4	(5.7)	55.6	(36.0)
Cash and cash equivalents at beginning of period	59.0	89.5	44.0	67.5	61.8	97.8

Cash and cash equivalents at end of period	$117.4	$61.8	$117.4	$61.8	$117.4	$61.8

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Jun. 30,
2012	Revenues - outsiders	$506.6	$93.7	$149.7	$36.0	$2.4	$788.4
	Sales to affiliates	0.2	1.1	—	—	(1.3)	—

	Total revenues	506.8	94.8	149.7	36.0	1.1	788.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	59.6	12.4	10.0	1.9	0.3	84.2
	Total interest charges (2)	29.5	4.5	1.8	2.1	12.1	50.0
	Allocated interest expense (2)	—	—	1.8	1.8	(3.6)	—
	Provision (Benefit) for income taxes	31.9	5.7	4.1	3.4	(4.2)	40.9
	Net income (loss) attributable to TECO Energy (1)	$52.0	$9.0	$12.2	$7.4	$(7.5)	$73.1

2011	Revenues - outsiders	$546.1	$110.4	$191.3	$36.1	$1.8	885.7
	Sales to affiliates	0.4	0.8	—	—	(1.2)	—

	Total revenues	546.5	111.2	191.3	36.1	0.6	885.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	55.3	12.0	11.7	1.9	0.3	81.2
	Total interest charges (2)	30.4	4.4	1.7	1.9	12.8	51.2
	Allocated interest expense (2)	—	—	1.7	1.6	(3.3)	—
	Provision (Benefit) for income taxes	36.9	3.7	5.0	3.3	(4.8)	44.1
	Net income (loss) attributable to TECO Energy (1)	$58.4	$5.9	$15.8	$5.6	$(8.2)	77.5

Six months ended Jun. 30,
2012	Revenues - outsiders	$952.9	$203.7	$288.1	$68.9	$4.8	1,518.4
	Sales to affiliates	0.5	1.3	—	—	(1.8)	—

	Total revenues	953.4	205.0	288.1	68.9	3.0	1,518.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	117.0	25.0	20.8	3.7	0.7	167.2
	Total interest charges (2)	59.5	8.9	3.6	4.2	24.2	100.4
	Allocated interest expense (2)	—	—	3.5	3.6	(7.1)	—
	Provision (Benefit) for income taxes	50.8	12.6	7.2	6.1	(9.2)	67.5
	Net income (loss) attributable to TECO Energy (1)	$83.4	$20.0	$22.0	$14.0	$(15.8)	$123.6

2011	Revenues - outsiders	$979.0	$264.6	$365.0	$69.7	$3.5	1,681.8
	Sales to affiliates	0.7	2.7	—	—	(3.4)	—

	Total revenues	979.7	267.3	365.0	69.7	0.1	1,681.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	110.2	23.8	22.6	3.7	0.7	161.0
	Total interest charges (2)	61.3	8.9	3.4	3.8	26.4	103.8
	Allocated interest expense (2)	—	—	3.3	3.1	(6.4)	—
	Provision (Benefit) for income taxes	56.9	13.0	6.6	6.1	(10.1)	72.5
	Net income (loss) attributable to TECO Energy (1)	$90.0	$20.6	$24.0	$11.9	$(17.3)	129.2

Twelve months ended Jun. 30,
2012	Revenues - outsiders	$1,993.1	$389.6	$656.1	$132.6	$8.6	$3,180.0
	Sales to affiliates	1.1	1.7	—	—	(2.8)	—

	Total revenues	1,994.2	391.3	656.1	132.6	5.8	3,180.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	228.9	49.5	43.5	7.4	1.4	330.7
	Total interest charges (2)	119.9	17.7	7.0	8.1	48.9	201.6
	Allocated interest expense (2)	—	—	6.9	6.8	(13.7)	—
	Provision (Benefit) for income taxes	118.7	20.2	16.0	11.1	(17.1)	148.9
	Net income (loss) attributable to TECO Energy (1)	$196.1	$32.0	$49.5	$24.5	$(35.1)	$267.0

2011	Revenues - outsiders	$2,063.4	$481.2	$682.4	$127.4	$4.3	$3,358.7
	Sales to affiliates	1.3	6.9	—	—	(8.2)	—

	Total revenues	2,064.7	488.1	682.4	127.4	(3.9)	3,358.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	5.1	(1.7)	3.4
	Depreciation	219.5	47.0	44.3	7.4	0.8	319.0
	Total interest charges (2)	122.9	18.0	6.6	10.6	59.5	217.6
	Allocated interest expense (2)	—	—	6.4	7.7	(14.1)	—
	Provision (Benefit) for income taxes	117.7	19.8	11.6	45.5	(22.4)	172.2
	Net income (loss) attributable to TECO Energy (1)	$193.9	$31.7	$39.5	$32.6	$(60.8)	$236.9

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for January 2012 through June 2012, 6.25% for 2011, and 6.50% for July through December 2010.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

Residential	$248,654	$249,906	(0.5)	2,179,539	2,193,119	(0.6)
Commercial	156,840	154,986	1.2	1,587,994	1,569,813	1.2
Industrial — Phosphate	18,752	15,486	21.1	225,748	182,217	23.9
Industrial — Other	26,313	25,346	3.8	284,829	274,520	3.8
Other sales of electricity	46,030	46,721	(1.5)	458,279	462,633	(0.9)

	496,589	492,445	0.8	4,736,389	4,682,302	1.2

Deferred and other revenues	(7,016)	35,931	(119.5)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	3,529	6,207	(43.1)	52,771	85,029	(37.9)
Other operating revenue	13,681	11,912	14.9	—	—	—
SO2 Allowance Sales	1	4	(75)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$506,784	$546,499	(7.3)	4,789,160	4,767,331	0.5

Average customers	684,073	675,479	1.3	—	—	—

Retail Net Energy For Load				5,068,258	5,188,830	(2.3)

Total Degree Days				1,258	1,337	(5.9)

	Operating Revenues*			Sales — Kilowatt-hours*
Six Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

Residential	$445,952	$475,189	(6.2)	3,904,624	4,166,979	(6.3)
Commercial	296,699	293,761	1.0	2,981,850	2,960,997	0.7
Industrial — Phosphate	37,184	31,039	19.8	448,472	366,546	22.4
Industrial — Other	50,386	48,635	3.6	543,139	525,888	3.3
Other sales of electricity	88,678	89,784	(1.2)	874,434	882,866	(1.0)

	918,899	938,408	(2.1)	8,752,519	8,903,276	(1.7)

Deferred and other revenues	486	2,102	(76.9)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	6,656	12,481	(46.7)	117,507	190,012	(38.2)
Other operating revenue	27,347	26,709	2.4	—	—	—
SO2 Allowance Sales	1	4	(75.0)	—	—	—
NOx Allowance Sales	—	36	(100.0)	—	—	—

	$953,389	$979,740	(2.7)	8,870,026	9,093,288	(2.5)

Average customers	682,414	674,817	1.1	—	—	—

Retail Net Energy For Load				9,325,071	9,304,083	0.2

Total Degree Days				1,894	1,916	(1.1)

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

Residential	$965,510	$1,041,361	(7.3)	8,455,637	8,987,944	(5.9)
Commercial	615,536	627,430	(1.9)	6,227,417	6,248,020	(0.3)
Industrial — Phosphate	68,112	69,381	(1.8)	813,154	803,883	1.2
Industrial — Other	101,038	100,463	0.6	1,089,725	1,065,722	2.3
Other sales of electricity	184,093	186,424	(1.3)	1,826,879	1,810,337	0.9

	1,934,289	2,025,059	(4.5)	18,412,812	18,915,906	(2.7)

Deferred and other revenues	(11,907)	(45,533)	(73.8)	—	—	—
Provision for Revenue Stipulation	—	(3,008)	(100.0)	—	—	—
Sales for resale	15,856	34,178	(53.6)	280,356	478,459	(41.4)
Other operating revenue	56,018	53,946	3.8	—	—	—
SO2 Allowance Sales	1	4	(75.0)	—	—	—
NOx Allowance Sales	—	37	(100.0)	—	—	—

	$1,994,257	$2,064,683	(3.4)	18,693,168	19,394,365	(3.6)

Average customers	679,597	673,173	1.0	—	—	—

Retail Net Energy For Load				19,226,161	19,716,295	(2.5)

Total Degree Days				4,276	4,561	(6.2)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

By Customer Segment:
Residential	$28,230	$28,657	(1.5)	13,989	13,066	7.1
Commercial	32,099	32,397	(0.9)	100,482	95,045	5.7
Industrial	2,226	2,114	5.3	57,656	49,361	16.8
Off System Sales	18,919	33,367	(43.3)	66,273	69,816	(5.1)
Power generation	3,303	3,038	8.7	274,831	179,673	53.0
Other revenues	8,023	9,175	(12.6)	—	—	—

	$92,800	$108,748	(14.7)	513,231	406,961	26.1

By Sales Type:
System supply	$58,358	$75,347	(22.5)	89,169	93,099	(4.2)
Transportation	26,419	24,226	9.1	424,062	313,862	35.1
Other revenues	8,023	9,175	(12.6)	—	—	—

	$92,800	$108,748	(14.7)	513,231	406,961	26.1

Average customers	343,109	339,193	1.2	—	—	—

	Operating Revenues*			Therms*
Six Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

By Customer Segment:
Residential	$68,892	$84,694	(18.7)	41,033	49,735	(17.5)
Commercial	70,719	77,380	(8.6)	218,838	217,419	0.7
Industrial	4,602	4,581	0.5	113,321	105,061	7.9
Off System Sales	32,119	67,106	(52.1)	110,268	142,516	(22.6)
Power generation	6,709	5,478	22.5	483,416	295,962	63.3
Other revenues	18,063	22,812	(20.8)	—	—	—

	$201,104	$262,051	(23.3)	966,876	810,693	19.3

By Sales Type:
System supply	$126,924	$186,157	(31.8)	171,896	217,741	(21.1)
Transportation	56,117	53,082	5.7	794,980	592,952	34.1
Other revenues	18,063	22,812	(20.8)	—	—	—

	$201,104	$262,051	(23.3)	966,876	810,693	19.3

Average customers	342,576	339,036	1.0	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Jun. 30,	2012	2011	Percent Change	2012	2011	Percent Change

By Customer Segment:
Residential	$124,985	$143,569	(12.9)	68,975	80,499	(14.3)
Commercial	131,324	136,523	(3.8)	410,689	403,858	1.7
Industrial	8,854	8,695	1.8	213,341	199,399	7.0
Off System Sales	70,987	142,081	(50.0)	198,744	297,039	(33.1)
Power generation	11,861	10,637	11.5	801,757	605,343	32.4
Other revenues	35,127	37,588	(6.5)	—	—	—

	$383,138	$479,093	(20.0)	1,693,506	1,586,138	6.8

By Sales Type:
System supply	$243,481	$341,967	(28.8)	307,461	424,566	(27.6)
Transportation	104,530	99,538	5.0	1,386,045	1,161,572	19.3
Other revenues	35,127	37,588	(6.5)	—	—	—

	$383,138	$479,093	(20.0)	1,693,506	1,586,138	6.8

Average customers	340,610	337,151	1.0	—	—	—

*	in thousands